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                IPALCO ENTERPRISES, INC.                                                              EXHIBIT 11.1

    Exhibit 11.1 - Computation of Per Share Earnings

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          For the Quarter Ended June 30, 1996


QUARTER ENDED JUNE 30, 1996:                                 Earnings Per                               Fully
                                                             Common Share           Primary            Diluted
                                                             ------------          ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 6/30/96          56,905,912           56,905,912         56,905,912
        Dilutive Effect for Stock Options at 6/30/96               -                  101,069            127,907
                                                             -----------           ----------         ----------
        Weighted Average Shares at 6/30/96                    56,905,912           57,006,981         57,033,819
                                                             ===========           ==========         ==========

Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                (Dollars in thousands)
       Net Income                                                $24,459              $24,459            $24,459
                                                             ===========           ==========         ==========

Earnings Per Average Common Share                                  $0.43                $0.43 (a)          $0.43 (a)
                                                             ===========           ==========         ==========



         For the Six Months Ended June 30, 1996


SIX MONTHS ENDED JUNE 30, 1996:                              Earnings Per                               Fully
                                                             Common Share           Primary            Diluted
                                                             ------------          ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 6/30/96          56,884,527           56,884,527         56,884,527
        Dilutive Effect for Stock Options at 6/30/96               -                  116,062            127,907
                                                             -----------           ----------         ----------
        Weighted Average Shares at 6/30/96                    56,884,527           57,000,589         57,012,434
                                                             ===========           ==========         ==========
Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                (Dollars in thousands)
       Net Income                                                $60,007              $60,007            $60,007
                                                             ===========           ==========         ==========

Earnings Per Average Common Share                                  $1.05                $1.05 (a)          $1.05 (a)
                                                             ===========           ==========         ==========











Note:
(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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